Exhibit 99.1
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                     [INSIGNIA FINANCIAL GROUP LETTERHEAD]





FOR IMMEDIATE RELEASE                                Contact:    James A. Aston
                                                                 (864) 298-8444

                                                                 Steve Iaco
                                                                 (212) 984-6535


                    INSIGNIA FINANCIAL GROUP CLOSES EXPANDED
                      CREDIT FACILITY TOTALING $230 MILLION


NEW YORK, MAY 15, 2001 - Insignia Financial Group Inc. (NYSE: IFS), a leading provider of real estate and financial services, today announced that the Company has closed on a new revolving credit facility that expands its borrowing potential to $230 million.

First Union Securities, Lehman Brothers and Bank of America were the lead agents for the credit facility, which includes a syndicate of ten U.S. and international financial institutions.

The revolving credit facility will be used for general corporate purposes, including the financing of acquisitions and expansion of the Company's principal investment programs in real estate assets and off-balance-sheet real estate-oriented investment funds. Proceeds from the new credit facility have been used to retire the prior $185 million credit facility, which was established in October 1998. The Company has current borrowings on the new credit facility of $134 million and letters of credit of $12.6 million.

"The new credit facility is a testament to the lending community's continued confidence in Insignia and our business plan," said Andrew L. Farkas, chairman and chief executive officer of Insignia Financial Group. "We are especially pleased to have expanded our borrowing capacity at a time of concern about general economic conditions and increased caution in the capital markets. The new facility ensures that we have the funding available to sustain our recent strong growth."












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Insignia Financial Group, Inc., based in New York, is a premier real estate services and investment banking company with leadership positions in the commercial and residential sectors. Its major operating units are: Insignia/ESG, one of the largest providers of commercial real estate services in the United States; Insignia Richard Ellis, one of the premier real estate services firms in the United Kingdom; Realty One, one of the largest residential real estate brokerage firms in the United States and the largest in Ohio; Douglas Elliman, the number one provider of residential sales and rental brokerage in the New York City market, and Insignia Residential Group, the largest manager of cooperative and condominium housing in the New York metropolitan area. Additional information about the company is available on the corporate website at http://www.insigniafinancial.com.


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Certain items discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and, as such, involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Statements which make reference to the expectations or beliefs of the Company or any of its management are such forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances upon which any such statement is based.
















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